As filed with the Securities and Exchange Commission on June 20, 2024

Registration No. 333-238866

Registration No. 333-265901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-238866

Form S-8 Registration Statement No. 333-265901

UNDER

THE SECURITIES ACT OF 1933

TRANSPHORM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-1858829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

75 Castilian Drive Goleta, California 93117

(Address of principal executive offices, including zip code)

2007 Stock Plan

2015 Equity Incentive Plan

2020 Equity Incentive Plan

(Full title of the plans)

Primit Parikh

President and Chief Executive Officer

Transphorm, Inc.

75 Castilian Drive

Goleta, California 93117

(805) 456-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erika Muhl

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission by Transphorm, Inc. (the “Company”), each pertaining to the registration of shares of the Registrant’s common stock, $0.0001 par value (the “Common Stock”) offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed	Name of Equity Plan or Agreement	Shares of Common Stock (#)
333-238866	June 2, 2020	2007 Stock Plan 2015 Equity Incentive Plan 2020 Equity Incentive Plan	5,050,000
333-265901	June 29, 2022	2020 Equity Incentive Plan	4,695,564

On June 20, 2024, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2024, by and among Renesas Electronics America Inc., a California corporation (“Parent”), Travis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Renesas Electronics Corporation, a Japanese corporation (solely for the purposes set forth in Section 9.17 of the Merger Agreement), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on June 20, 2024.

TRANSPHORM, INC.

By:	/s/ Primit Parikh
Primit Parikh
President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.